Exhibit 99.1
KIRBY CORPORATION	Contact: Eric Holcomb 713-435-1545
FOR IMMEDIATE RELEASE

KIRBY CORPORATION CLOSES
ACQUISITION OF HIGMAN MARINE, INC.

Houston, Texas (February 15, 2018) – Kirby Corporation ("Kirby") (NYSE: KEX) today announced the completion of the acquisition of Higman Marine, Inc. and its affiliated companies (“Higman”), an operator of tank barges and towboats participating in the inland tank barge transportation industry in the United States.

The total value of the transaction was approximately $419 million in cash before post-closing adjustments and transaction fees. The cash consideration was financed from the proceeds of a new issuance of senior notes, which closed on February 12, 2018. The new senior notes provided for $500 million in fixed rate debt at 4.2% with a 10-year maturity on March 1, 2028. The unused balance of the senior notes will be used for general corporate purposes.

Higman’s marine transportation fleet consists of 159 inland tank barges with 4.8 million barrels of capacity, and 75 inland towboats which primarily transport petrochemicals, refined petroleum products, crude oil, natural gas condensate, and black oil on the Mississippi River System and Gulf Intracoastal Waterway. Higman’s tank barge fleet has an average age of approximately 7 years, and the towboats have an average age of approximately 8 years. Higman’s customers include large midstream and global integrated oil companies, many of which are current Kirby customers for inland tank barge services.

A presentation with more information on the Higman acquisition is available on the Investor Relations page on Kirby’s website at www.kirbycorp.com/investor-relations/.

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, forklifts, pumps, and compressors for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

55 Waugh Drive	Suite 1000	P. O. Box 1745	Houston, Texas 77251	713/435-1000	Fax 713/435-1011